Exhibit 10.14

EMPLOYMENT OFFER

November 16, 2012

Edward Sinclair

[address]

RE: Offer of Employment

Dear Edward:

I am pleased to offer you a position with Asante Solutions, Inc. (the “Company”) Vice President of Regulatory & Quality reporting to David Thrower, President and Chief Executive Officer, effective November 26, 2012. You will be paid an annual salary of $235,000, which will be paid bi-monthly in accordance with the Company’s normal payroll procedures. As an employee, you will also be eligible to receive certain benefits, as detailed below. You should note that the Company may modify any salary, benefit, reporting structure or bonus as it deems necessary to support its business needs.

At-Will Employment

The Company is excited about your acceptance of this new role and looks forward to working with you on meeting our business objectives. Nevertheless, you should be aware that your employment with the Company is for no specified term and constitutes “at-will” employment. This means that your employment can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, location of your employment, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. The at-will nature of your employment relationship shall remain unchanged during your tenure as an employee, and may only be changed by the expressed written agreement that is signed by you and by the Company’s Chief Executive Officer. We request that, in the event of resignation, you give the Company at least two weeks notice.

Probation

It is understood that the first 90 (ninety) days of employment shall be probationary only and that if the Employee’s services arc not satisfactory to the Company, employment shall be terminated at the end of this probationary period provided the employment relationship is not terminated earlier by either you or the Company pursuant to the at-will nature of your employment.

Initials /s/ ES

Edward Sinclair

November 16, 2012

Equity and Stock Options

If you decide to join us, it will be recommended at the first meeting of the Compensation Committee (the “Committee”) of the Company’s Board of Directors following your start date that the Company grant you an option to purchase 375,000 of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board of Directors and will be subject to the terms and conditions which include but are not limited to, vesting and prerequisites for exercising the options. Twenty-five percent (25%) of the Shares subject to the option shall vest twelve (12) months after the date your vesting begins, no shares shall vest before such date, and no rights to any vesting shall be earned or accrued prior to such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts, subject to your continuing eligibility. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements.

Benefits

You are eligible to participate in Company benefit programs that the Company provides to its full-time regular employees, subject to the availability and terms and conditions of such benefits and benefit plans. During the first year of service, you will be eligible to accrue 15 days of vacation, in accordance with the Company’s vacation policy set forth in the Employee Handbook. Please review the Company’s vacation policy carefully for more information regarding vacation accrual and usage, including accrual rates for subsequent years of service.

Discretionary Bonus

In addition to your salary, stock options, and benefits, the Company may decide to award you an annual bonus. The Company maintains full and absolute discretion over the decision to award any bonus, and the amount of any bonus, based upon various factors that include, but are not limited to, your performance and the Company’s performance. To the extent the Company decides to award you a bonus, such bonus will be paid to you no later than two and one-half (2 1⁄2) months following the end of the calendar year in which such bonus was earned.

Conditions

The terms provided by this Employment Offer, and any employment resulting therefrom, are conditioned upon your full satisfaction of each of the following:

•	You must return this Employment Offer, signed and initialed by you without modification, to me no later than November 20, 2012, after which time this offer will expire.

•

You must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such

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Edward Sinclair

November 16, 2012

agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for the Company. By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to, or a con diet of interest with, your employment with the Company, or your providing services to the Company as its employee; (ii) you do not have and shall not bring onto the Company’s premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your employment with the Company, breach any obligation or agreement that you have entered into with any third party, including your former employers.

•	You must sign and return, prior to your start date, the enclosed At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (Attachment A), indicating your full agreement to, and ongoing compliance with, the terms of that agreement, which include, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and nondisclosure of the Company’s proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

•

For purposes of federal immigration laws (including the Immigration Reform and Control Act), you must provide the Company with documentary evidence of your identity and eligibility for employment in the United States (your “Right to Work” documentation). Our employment relationship with you may terminate if Right to Work documentation is not be provided to the Company within three (3) business days of your hire date. By signing below, you acknowledge and agree to maintain any Right to Work documentation, and acknowledge and agree to provide such documentation to the Company as necessary. You, and not the Company, are responsible for any costs

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Edward Sinclair

November 16, 2012

associated with the renewal or replacement of any Right to Work document, including, but not limited to, work visas.

•	The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. This Employment Offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

•	The Company reserves the right to screen all of its potential employees for illicit drug use. This Employment Offer, therefore, is contingent upon a completion and clearance of any requested pre-employment drug screening.

•	As a Company employee, you will be expected to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct.

Choice of Law

This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, without regard to conflict of laws or provisions thereof. This agreement submits all disputes arising hereunder to the exclusive jurisdiction and venue of the federal and state courts located in the county in which Company operations are located, currently Santa Clara County, California.

This agreement, and the rights and obligations of the parties thereto, shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

Entire Agreement

If you accept this Employment Offer and satisfy its conditions, then this Employment Offer and the written agreements referenced herein shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. This Employment Offer expressly cancels and supersedes any representations, whether written or oral, not contained or expressly referenced in writing herein. Except as otherwise specified in this Employment Offer, the terms and conditions of your employment may not be changed, except by a writing signed by the Company’s Chief Executive Officer.

We look forward to your acceptance of this Employment Offer and mutually rewarding relationship. If you accept this offer, please date and sign below and return this Employment Offer to me no later than November 20, 2012. Please retain a copy of this Employment Offer for your records.

Initials /s/ ES

Edward Sinclair

November 16, 2012

If you have any questions regarding this Employment Offer, please feel free to contact me.

Sincerely,

/s/ David Thrower

David Thrower

Chief Executive Officer

Asante Solutions, Inc.

Initials /s/ ES

Edward Sinclair

November 16, 2012

Acknowledgment and Acceptance of Employment Offer

I accept employment with Asante Solutions, Inc. and acknowledge and fully agree to the terms and conditions set forth in this Employment Offer:

Dated:	11/16/12	/s/ Edward Sinclair
EDWARD SINCLAIR

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